EXHIBIT 99.1


                 PATRIOT TRANSPORTATION HOLDING, INC./NEWS

Contact: John E. Anderson
         Chief Executive Officer              904/396-5733, Ext. 101


PATRIOT TRANSPORTATION HOLDING, INC. ANNOUNCES RESULTS FOR THE SECOND QUARTER AND FIRST HALF OF FISCAL YEAR 2005.

Jacksonville, Florida; April 27, 2005 - Patriot Transportation Holding, Inc. (NASDAQ-PATR) reported income from continuing operations of $1,545,000 or $0.51 per diluted share in the second quarter of fiscal 2005, an increase of $299,000 or 24.0% compared to $1,246,000 or $0.42 per diluted share in the same period last year.

Net income for the second quarter of fiscal 2005 was $1,545,000, compared to $6,973,000 for the same period last year. Net income for the second quarter of 2004 included $5,727,000 in income from discontinued operations resulting from the sale of real estate. Fully diluted earnings per share for the second quarter of fiscal 2005 was $0.51 compared to $2.34 in the second quarter of fiscal 2004.

Income from continuing operations for the six months ended March 31, 2005 was $3,201,000 or $1.06 per diluted share, an increase of $724,000 or 29.2% compared to the same period last year.

Net income for the first half of fiscal 2005 was $3,201,000, compared to $8,291,000 for the same period last year. Net income for the first half of 2004 included $5,814,000 in income from discontinued operations. Fully diluted earnings per share for the first half of fiscal 2005 was $1.06 compared to $2.79 in the same period last year.


SECOND QUARTER OPERATING RESULTS. For the second quarter of fiscal 2005, consolidated revenues were $32,014,000, an increase of $3,628,000 or 12.8% over the same quarter last year.

Transportation segment revenues were $27,496,000 in the second quarter of 2005, an increase of $3,215,000 or 13.2% over the same quarter last year. Fuel surcharges accounted for $1,282,000 of the increase, resulting from higher diesel fuel costs during the quarter compared to the same quarter last year. Excluding fuel surcharges, revenue per mile increased 5.2%, reflecting better pricing for our services. Revenue miles in the current quarter were up 2.9% compared to the second quarter of 2004.

Real Estate segment revenues for the second quarter of fiscal 2005 were $4,518,000, an increase of $413,000 or 10.1% over the same quarter last year. Lease revenue from developed properties increased $325,000 or 11.9%, due to a 25.3% increase in occupied square feet resulting from the purchase of two completed buildings in March 2004 and the purchase of one building in early November 2004. These purchases added 491,000 square feet, of which 339,000 was leased during the second quarter of fiscal 2005. Royalties from mining operations increased slightly as a result of higher average royalties per ton.

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 1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733


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Consolidated gross profit was $5,669,000 in the second quarter of fiscal
2005 compared to $5,009,000 in the same period last year, an increase of 13.2%. Gross profit in the transportation segment increased $311,000 or 10.7%, primarily due to improved pricing and additional volume, partly offset by increased risk and health insurance costs as compared to the same quarter last year. Gross profit in the real estate segment increased $349,000 or 16.5% from the second quarter of 2004, primarily due to increased lease revenue from higher average leased square footage from the purchase of the buildings discussed above.


SIX MONTHS OPERATING RESULTS. For the first half of fiscal 2005, consolidated revenues were $63,388,000, an increase of $7,318,000 or 13.1% over the same period last year.

Transportation segment revenues were $54,531,000 in the first six months of 2005, an increase of $6,479,000 over the same period last year. Fuel surcharges accounted for $2,892,000 of the increase. Excluding fuel surcharges, revenue per mile increased 5.2%, reflecting better pricing for our services. Revenue miles for the six months were up 2.5% compared to the first six months of 2004.

Real Estate segment revenues for the first six months of fiscal 2005 were $8,857,000, an increase of $839,000 or 10.5% over the same period last year. Lease revenue from developed properties increased $791,000 or 15.3%, due to a 25.3% increase in occupied square feet resulting from the purchase of two completed buildings in March 2004 and the purchase of one building in early November 2004. These purchases added 491,000 square feet, of which 339,000 was leased during the first six months of fiscal 2005. Royalties from mining operations increased slightly as a result of higher average royalties per ton.

Consolidated gross profit was $11,586,000 in the first six months of fiscal 2005 compared to $10,232,000 in the same period last year, an increase of 13.2%. Gross profit in the transportation segment increased $583,000 or 9.6%, primarily due to the increases in pricing and volume, offset by increased risk and health insurance costs as compared to the same period last year. Gross profit in the real estate segment increased $771,000 or 18.5% from the same period last year, primarily due to increased lease revenue from higher average leased square footage from the purchase of the buildings discussed above.

SUMMARY AND OUTLOOK.   The  Company's real  estate  development  business
continues to benefit from positive inquiry trends from prospective tenants for its warehouse-office product. Notwithstanding favorable freight-
hauling demands for its transportation business, the Company's trucking operations remain challenged to effectively satisfy such demand due to an industry-wide, tight driver availability.

Investors are cautioned that any statements in this press release which relate to the future are, by their nature, subject to risks and uncertainties that could cause actual results and events to differ materially from those indicated in such forward-looking statements. These include general business conditions; competitive factors; political, economic, regulatory and climatic conditions; driver availability and cost; regulations regarding driver qualifications and hours of service; freight demand for petroleum products and for building and construction materials in the Company's markets; risk insurance markets; demand for flexible warehouse/office facilities; interest rates; levels of mining activity; pricing; energy costs and technological changes. Additional information regarding these and other risk factors and uncertainties may be found in the Company's filings with the Securities and Exchange Commission.




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1801 Art Museum Drive /  Jacksonville, Florida  32207 / (904) 396-5733



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Patriot  Transportation Holding, Inc. is engaged in the  transportation and real estate businesses. The Company's transportation business is conducted through two wholly owned subsidiaries. Florida Rock & Tank Lines, Inc. is a Southeastern transportation company concentrating in the hauling by motor carrier of liquid and dry bulk commodities. SunBelt Transport, Inc. serves the flatbed portion of the trucking industry in the Southeastern states, hauling primarily construction
materials.   The  Company's  real  estate  group,  comprised   of   FRP
Development   Corp.  and  Florida  Rock  Properties,  Inc.,   acquires,
constructs, leases, operates and manages land and buildings to generate both current cash flows and long-term capital appreciation. The real estate group also owns real estate which is leased under mining royalty agreements or held for investment.



                 PATRIOT TRANSPORTATION HOLDING, INC.
      Summary of Consolidated Revenues and Earnings (unaudited)
                (In thousands except per share amounts)


                                                  Three Months     Six Months
                                                      Ended           Ended
                                                    March 31         March 31
                                                    --------         --------
                                                 2005     2004     2005     2004
                                                 ----     ----     ----     ----
                                                          <C.
Revenues                                         $32,014  28,386   $63,388  56,070
Gross profit                                     $ 5,669   5,009   $11,586  10,232
Income before income taxes                       $ 2,533   1,979   $ 5,247   3,998
Income from continuing operations                $ 1,545   1,246   $ 3,201   2,477
Discontinued operations                                -   5,727         -   5,814
Net income                                       $ 1,545   6,973   $ 3,201   8,291
Earnings per common share:
 Income from continuing operations

       Basic                                        $.52     .43     $1.09     .84
       Diluted                                      $.51     .42     $1.06     .83
 Discontinued operations
       Basic                                           -    1.95         -    1.99
       Diluted                                         -    1.92         -    1.96
 Net income
       Basic                                        $.52    2.38     $1.09    2.83
       Diluted                                      $.51    2.34     $1.06    2.79
Weighted average common shares outstanding:
       Basic                                       2,948   2,931     2,940   2,932
       Diluted                                     3,037   2,979     3,019   2,976



                               Continued

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             PATRIOT TRANSPORTATION HOLDING, INC.
             Condensed Balance Sheets (unaudited)
                    (Amounts in thousands)


                                               March 31     September 30
                                                 2005           2004
                                               ---------    ------------
Cash and cash equivalents                      $    268     $      199
Cash held in escrow (a)                               -         16,553
Accounts receivable, net                          8,875          9,123
Other current assets                              4,816          4,191
Property, plant and equipment, net              163,782        149,011
Other non-current assets                          6,864          6,317
                                               --------     ----------
       Total Assets                            $184,605     $  185,394
                                               ========     ==========


Current liabilities                            $ 13,974     $   23,099
Long-term debt (excluding current maturities)    49,715         41,185
Deferred income taxes                            11,413         15,767
Other non-current liabilities                     7,336          7,256
Shareholders' equity                            102,167         98,087
                                               --------     ----------
      Total Liabilities and Shareholders'
         Equity                                $184,605     $  185,394



 (a) Cash held in escrow consists of proceeds from sales of real estate held in escrow in anticipation of qualified real estate purchases in accordance with Section 1031 of the Internal Revenue Code. In November 2004, $7,200,000 was used to purchase qualified property and the balance was released from escrow.


                 PATRIOT TRANSPORTATION HOLDING, INC.
                     Business Segments (unaudited)
                        (Amounts in thousands)

The Company has identified two business segments, Transportation and Real Estate. All of the Company's operations are located in the Southeastern and Mid-Atlantic states and each is managed separately along product lines. Operating results for the Company's business segments are as follows:




                                            Three Months          Six Months
                                                Ended                Ended
                                              March 31             March 31
                                              --------             --------
                                           2005     2004         2005     2004
                                           ----     ----         ----     ----
Transportation Revenues                   $27,496   24,281       $54,531  48,052
Real Estate Revenues                        4,518    4,105         8,857   8,018
                                            -----    -----         -----   -----

Total Revenues                            $32,014   28,386       $63,388  56,070
                                          -------   ------       -------  ------


Transportation Operating Profit           $ 1,364    1,121       $ 2,813   2,467
Real Estate Operating Profit                2,460    2,112         4,946   4,174
Corporate Expenses                           (484)    (379)         (902)   (783)
                                          --------   ------      --------  ------
Total Operating Profit                    $ 3,340    2,854         6,857   5,858
                                          --------   ------      --------  ------



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